Exhibit 10.1

FIRST AMENDMENT TO
Amended and Restated Credit AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of May 14, 2010, is among Saratoga Resources, Inc., a Texas corporation (“Saratoga”), Harvest Oil & Gas, LLC, a Louisiana limited liability company, (“HOG”), The Harvest Group LLC, a Louisiana limited liability company, (“THG”), Lobo Operating, Inc., a Texas corporation, (“Lobo”), and Lobo Resources, Inc., a Texas corporation, (“LRI”), (Saratoga, HOG, THG, Lobo and LRI are collectively referred to as, “Borrowers”), Wayzata Investment Partners LLC, a Delaware limited liability company in its capacity as successor administrative agent (“Administrative Agent”), and the Lenders signatory hereto (collectively, the “Lenders”).

RECITALS

WHEREAS, Borrowers and Macquarie Bank Limited (“Original Lender”) entered into that certain Amended and Restated Credit Agreement dated as of July 14, 2008 (as amended, supplemented or modified from time to time, including as amended by this Amendment, the “Credit Agreement”).

WHEREAS, Borrowers filed voluntary petitions for relief under Chapter 11, Title 11, United States Code, on March 31, 2009, in the United States Bankruptcy Court for the Western District of Louisiana (the “Bankruptcy Court”), which cases are being jointly administered under Case No. 09-50397 (the “Chapter 11 Case”).

WHEREAS, on February 11, 2010, Original Lender (i) assigned all of its right, title and interest in and to the Obligations and the Loan Documents to Wayzata Opportunities Fund, LLC and Wayzata Opportunities Fund II, L.P. (collectively, the “Wayzata Lenders”), and (ii) resigned as administrative agent under the Loan Documents.

WHEREAS, the Wayzata Lenders desire to appoint Wayzata Investment Partners LLC as the successor administrative agent under the Loan Documents.

WHEREAS, in connection with Borrowers’ consummation of the plan of reorganization in the Chapter 11 Case entitled “Third Amended Plan of Reorganization as Jointly Proposed by the Debtors, Macquarie Americas Corp., and the Official Committee of Equity Security Holders (as Modified as of March 31, 2010),” as such plan may be modified or amended from time to time, Borrowers desire to amend, restate, modify and ratify certain provisions of the Credit Agreement, and the parties have agreed to enter into this Amendment for such purpose.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Amendment.  Effective as of the Effective Date (defined below), the Credit Agreement is hereby amended as follows:

a.

The definition of “Acceptable Commodity Hedging Agreements” in Section 1.1 of the Credit Agreement is amended and restated as follows:

exhibit 10.1

“Acceptable Commodity Hedging Agreements” means Commodity Hedging Agreements meeting all of the following criteria:

(i)

The notional quantity of Crude Oil and Natural Gas subject to Commodity Hedging Agreements by the Borrower and its Subsidiaries, at the time of entering into such Commodity Hedging Agreements, shall not be, without the prior written approval of the Required Lenders, greater than 60% of the projected monthly production of Crude Oil or greater than 60% of the projected monthly production of Natural Gas (as applicable) for a period not exceeding the Final Maturity Date from the Proved Developed Producing Oil and Gas Properties of the Borrower and its Subsidiaries as determined by the Administrative Agent based on the most recent Reserve Report;

(ii)

Any counterparty must be an Approved Counterparty;

(iii)

the Commodity Hedging Agreement shall not contain any anti-assignment provisions restricting the Borrower or its Subsidiaries or if such Commodity Hedging Agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [name of Person] may assign and grant a security interest in its rights and interests hereunder to a contractual collateral agent for itself and certain other lenders (collectively, “Lenders”) as security for present and future obligations of [name of Person] to the Lenders.  Until hedge provider is notified in writing by such collateral agent, to pay to such collateral agent, amounts due [name of Person] hereunder, hedge provider may continue to make such payments to [name of Person].”;

(iv)

The Administrative Agent shall have received for the benefit of the Lenders first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Administrative Agent in the right, title and interest of such Person in and to the Commodity Hedging Agreements of such Person;

(v)

The Borrower or its Subsidiaries will not sell any calls other than calls corresponding to an existing permitted collar already executed or being executed in conjunction with such purchased call; and

(vi)

The Commodity Hedging Agreement is entered into in the ordinary course of business for the purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purposes of speculation.

b.

The definition of “Administrative Agent” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Administrative Agent” means Wayzata Investment Partners LLC, in its capacity as contractual representative of the Lenders pursuant to Article XI, and any successor Administrative Agent appointed pursuant to Article XI.

c.

The definition of “Annualized EBITDA” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Annualized EBITDA” means (i) for the quarter ending June 30, 2010, the product of 4 times the Borrower’s EBITDA for the three months ending June 30, 2010, (ii) for the quarter ending September 30, 2010, the product of 2 times the Borrower’s EBITDA for the six months ending September 30, 2010, (iii) for the quarter ending December 31, 2010, the product of 4/3 times the Borrower’s EBITDA for the nine months ending December 31, 2010, and (iv) for any quarter ending thereafter, the Borrower’s EBITDA for the twelve month period ending on the last day of such quarter.

d.

The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Applicable Margin” means 2.00%.

e.

The definition of “Approved Counterparties” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Approved Counterparties” means (a) any of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Goldman Sachs & Co. and any of their respective Affiliates, provided, that, at the time of entering into any Hedging Agreement such person has a credit rating of “A3” or higher from Moody’s or “A-” or higher from S&P, or (b) a Lender or an Affiliate of a Lender.

f.

The definition of “Base Rate” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Base Rate” means, at any time, the per annum variable rate of interest equal to the prime rate of interest as published by The Wall Street Journal (or its successor publication).

g.

Section 1.1 of the Credit Agreement is amended by adding the following definition of “Cash Secured Letters of Credit”:

“Cash Secured Letters of Credit” means the following letters of credit previously issued under the Credit Agreement and fully cash collateralized pursuant to Loans with respect thereto:  (i) letter of credit number S00052005 issued by The Bank of New York (guaranteed by Macquarie Bank Limited) to the Louisiana Office of Conservation in a stated amount of $1,925,360.00; (ii) letter of credit number 278/08/05 issued by Macquarie Bank Limited to Chevron USA Inc. in a stated amount of $7,000,000.00; and (iii) letter of credit number 295/05/06 issued by Macquarie Bank Limited to the Estate of William G. Helis in a stated amount of $750,000.00.

h.

Section 1.1 of the Credit Agreement is amended by adding the following definition of “Chapter 11 Case”:

“Chapter 11 Case” means the proceedings for relief under Chapter 11, Title 11, United States Code, filed by Borrower and the Designated Borrowers on March 31, 2009, in the United States Bankruptcy Court for the Western District of Louisiana, which cases are being jointly administered under Case No. 09-50397.

i.

The definition of “Current Assets” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Current Assets” of any Person means, at any date, the current assets of the Borrower and its Consolidated Subsidiaries.  For the avoidance of doubt, Current Assets shall exclude any non-cash amounts (and deferred taxes relating thereto) arising from marked to market adjustments under Hedging Agreements as a result of the application of GAAP.

j.

The definition of “Current Liabilities” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Current Liabilities” of any Person means, at any date, the current liabilities of the Borrower and its Consolidated Subsidiaries, excluding (a) the current portion of the Loans and Letters of Credit outstanding hereunder, the loans under the Term Loan Facility, and Plan of Reorganization Debt, and (b) for the fiscal quarters beginning April 1, 2010 and June 1, 2010, liabilities for restructuring expenses not to exceed $4,000,000 in the aggregate associated with the Chapter 11 Case.  For the avoidance of doubt, Current Liabilities shall exclude any non-cash amounts (and deferred taxes relating thereto) arising from marked to market adjustments under Hedging Agreements as a result of the application of GAAP.

k.

The definition of “Deposit Account Control Agreement” in Section 1.1 of the Credit Agreement is amended by adding “in its reasonable discretion” immediately after “acceptable to Administrative Agent”.

l.

The definition of “EBITDA” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“EBITDA” means, for any applicable period and with the respect to the Borrower and its Consolidated Subsidiaries, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, depletion and depreciation of assets, (ii) income tax expense, and (iii) Interest Expense for such period; provided, that for the quarters ending June 30, 2010 and September 30, 2010 only, an add back for restructuring expenses associated with the Chapter 11 Case not to exceed $4,000,000 in the aggregate will be permitted.

m.

The definitions of “Final Maturity Date” and “Final Maturity” in Section 1.1 of the Credit Agreement are amended and restated as follows:

“Final Maturity Date” or “Final Maturity” means April 30, 2012, or such earlier date as the maturity of the Obligations is accelerated in accordance with Section 8.1.

n.

The definition of “Issuer” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Issuer” means any Lender or any other Person approved by the Administrative Agent that issues or guarantees Letters of Credit pursuant to the terms of this Agreement.

o.

The definition of “Letter of Credit” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement after the effective date of the Plan of Reorganization, and (b) any guarantee given by a Lender or an Affiliate thereof to an issuer providing such letter of credit for the account of the Borrower or any Designated Borrower.  The term Letter of Credit excludes the Cash Secured Letters of Credit.

p.

The definition of “Letter of Credit Commitment Amount” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $10,159,128, as such amount may be permanently reduced from time to time pursuant to Section 2.9.3; provided, that the Letter of Credit Commitment Amount (a) may only be utilized for the replacement of Cash Secured Letters of Credit with Letters of Credit and (b) shall be automatically reduced by the stated amount of each Cash Secured Letter of Credit that is either cancelled without replacement or is replaced by a letter of credit issued outside of the Credit Agreement.

q.

The definition of “Material Adverse Effect” in Section 1.1 of the Credit Agreement and Section 8.1.4 of the Credit Agreement are both amended by adding “with the exception of the Chapter 11 Case,”  immediately after “the Borrower and its Subsidiaries” in the definition of “Material Adverse Effect” and immediately before “the Borrower” in Section 8.1.4.

r.

The definition of “Net Income” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Net Income” means, for any period, the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Borrower and its Subsidiaries for such period, but shall exclude effects on net income attributable to any current non-cash income or expense (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of applicable Statements of Financial Accounting Standards, as amended (provided that, for the avoidance of doubt, the calculation of Net Income shall include any income or expense in respect of the termination of any Hedging Agreement).

s.

Clause (c) of the definition of “Obligations” in Section 1.1 of the Credit Agreement is amended and restated as follows:

(c) all other obligations and liabilities of the Borrower and any of its Subsidiaries to any Approved Counterparty relating to Acceptable Commodity Hedging Agreements (in the case of a Lender, whether or not such Person is a Lender at the time of entering into the Hedging Agreements or remains a Lender hereunder), and

t.

The definitions of “Permitted Debt” and “Term Loan Facility” in Section 1.1 of the Credit Agreement are amended by replacing “$97,500,000” with “$127,500,000.”

u.

The definition of “Permitted Debt” in Section 1.1 of the Credit Agreement is amended by adding the following in subsection (g) of the definition immediately after “Intercreditor Agreement”: “, and Plan of Reorganization Debt not to exceed $6,000,000 at any time”.

v.

Clause (n) of the definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is amended and restated as follows:

(n)  Liens securing the Debt permitted pursuant to clause (g) of the definition of “Permitted Debt” (other than Debt owing to holders of Allowed Claims in Classes 6 and 7 and Allowed Priority Unsecured Tax Claims of Plan of Reorganization Debt ).

w.

Section 1.1 of the Credit Agreement is amended by adding the following definition of “Plan of Reorganization”:

“Plan of Reorganization” means the plan of reorganization entitled “Third Amended Plan of Reorganization as Jointly Proposed by the Debtors, Macquarie Americas Corp., and the Official Committee of Equity Security Holders (as Modified as of March 31, 2010),” as such plan may be modified or amended from time to time, filed by the Borrower and its Subsidiaries, as approved by the U.S. Bankruptcy Court for the Western District of Louisiana in the Chapter 11 Case.

x.

Section 1.1 of the Credit Agreement is amended by adding the following definition of “Plan of Reorganization Debt”:

“Plan of Reorganization Debt” means Debt to holders of Allowed Claims in Classes 4, 5, 6, and 7 and Allowed Priority Unsecured Tax Claims (as those terms are defined in the Plan of Reorganization) pursuant to the terms of the Plan of Reorganization.

y.

The definition of “PV10 Value” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“PV10 Value” means, as of any date of determination, as to any Person the present value, discounted at a rate of 10%, of the future net revenues expected to accrue to such Person’s interests in its Oil and Gas Properties during the remaining expected economic lives of such properties as reasonably determined by the Administrative Agent in connection with the most recently completed Borrowing Base.  Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers and (a) with appropriate adjustments made for (i) severance and ad valorem taxes, (ii) operating, gathering, transportation and marketing costs required for the production and sale of such reserves and (iii) risk associated with such future net revenues as determined in the reasonable discretion of the Administrative Agent and (b) assuming for the purpose of this definition that future produced volumes of oil and gas will be sold (i) in the case of unhedged volumes, at the 24 month NYMEX strip (i.e., the average of the prices quoted on the New York Mercantile Exchange for WTI crude oil or Henry Hub natural gas for the upcoming 24 contract months following the time of calculation of PV10 Value), (ii) in the case of volumes subject to a swap or other fixed priced hedge, at the applicable fixed price and (iii) in the case of volumes subject to a floor or ceiling hedge (including a collar), at the price set out in the preceding clause (b)(i), but not to exceed such ceiling or to be less than such floor.

z.

The definition of “Reserve Report” in Section 1.1 of the Credit Agreement is amended by replacing “SEC” with “Society of Petroleum Engineers”.

aa.

The definition of “Required Lenders” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Required Lenders” means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the Total Exposure Amount.

bb.

The definition of “Total Debt” in Section 1.1 of the Credit Agreement is amended by replacing “Statement of Financial Accounting Standards 133, 137, 138 and 143, in each case” with “applicable Statements of Financial Accounting Standards,”.

cc.

Section 2.7.2 of the Credit Agreement is amended and restated as follows:

2.7.2

Administration Fee.  The Borrower agrees to pay to the Lenders pro rata an annual administration fee in the amount of $30,000.  Such fee shall be payable annually in advance (a) on the date hereof and (b) on each anniversary thereof until the date on which the Commitments are terminated and the facility hereunder is terminated in full.

dd.

Section 2.7.3 of the Credit Agreement is amended and restated as follows:

2.7.3

Letter of Credit Fee.  The Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Lender, a Letter of Credit fee in a per annum amount equal to (a) 2.75% or, if applicable, such higher rate as is specified in Section 3.4, multiplied by (b) the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date and on the Final Maturity Date.  For the avoidance of doubt, no fees shall be due under this Section in respect of the Cash Secured Letters of Credit.

ee.

(i) Sections 2.8.2, 2.8.3 and 7.2.2(e) of the Credit Agreement are each amended by adding “in its reasonable discretion” immediately after each “in form and substance satisfactory to the Administrative Agent”; and (ii) Section 4.1.6 of the Credit Agreement is amended by adding “in their reasonable discretion” immediately after “in form and substance satisfactory to the Administrative Agent and its counsel”.

ff.

Sections 2.8.4 and 2.8.5 of the Credit Agreement are amended and restated as follows: “[Reserved]”.

gg.

The second sentence of Section 4.1.5 of the Credit Agreement is amended by adding “(and any successor thereto acceptable to the Administrative Agent in its reasonable discretion)” immediately after “POGM”.

hh.

The introductory sentence of Article VI of the Credit Agreement is amended and restated as follows:

Each of the Borrower and each Designated Borrower hereby represents and warrants to the Administrative Agent, any other Agent, each Lender and the Issuer, except as set forth in the Schedules dated as of May 14, 2010, as follows:

ii.

The last sentence of Section 6.10.1 of the Credit Agreement is amended and restated as follows:

All factual information contained in the most recently delivered Reserve Report was true and correct in all material respects as of the date thereof, and all projections and estimates in such Reserve Report were prepared in good faith based on assumptions believed to be reasonable at the time.

jj.

Section 6.15.2 of the Credit Agreement is amended by adding the following immediately before the final period:

and except for balancing obligations that are settled within 45 days of the production month

kk.

Section 6.17 of the Credit Agreement is amended and restated as follows:

Section 6.17  No Default

.  After giving effect to the waiver and cure of defaults contained in the Plan of Reorganization, no Default has occurred which is continuing.

ll.

The first sentence of Section 7.2.2(d) is amended by adding immediately after “periods covered in such report” the following:

; provided that to the extent such reports contain projections and estimates, the Officer’s Certificate may contain a qualification that such projections and estimates were prepared in good faith based on assumptions believed to be reasonable at the time

mm.

Section 7.6.3 of the Credit Agreement is amended by replacing “more than 30 days after the Effective Date” with “for longer than as permitted under the Plan of Reorganization.”

nn.

Section 7.10.2 of the Credit Agreement is amended and restated as follows:

The location of the Borrower’s principal place of business and executive office shall remain at 7500 San Felipe, Suite 675, Houston, Texas 77063, unless at least 10 days prior to any change in such address the Borrower provides the Administrative Agent with written notice of such pending change.

oo.

Section 7.15 of the Credit Agreement is amended and restated as follows:

Section 7.15  Certain Financial Covenants.

7.15.1  Quarterly EBITDA to Interest Expense.  Borrower will not permit the ratio of EBITDA to Interest Expense to be less than (a) 1.80 to 1.00, determined as of the end of the calendar quarter ending on June 30, 2010; (b) 1.65 to 1.00, determined as of the end of the calendar quarter ending on September 30, 2010; (c) 1.75 to 1.00, determined as of the end of the calendar quarter ending on December 31, 2010; (d) 2.00 to 1.00, determined at the end of the calendar quarter ending on March 31, 2011; and (e) 2.25 to 1.00, determined as of the end of the calendar quarters ending on or after June 30, 2011.

7.15.2  Current Ratio.  Commencing with the quarter that begins April 1, 2010, Borrower will not permit at any time its ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.

7.15.3  Total Debt to Annualized EBITDA.  Borrower will not permit the ratio of Total Debt to Annualized EBITDA to be greater than the values indicated below for the fiscal quarters indicated below:

Calendar Quarter ending:	Total Debt to Annualized EBITDA
June 30, 2010	6.25
September 30, 2010	6.00
December 31, 2010	5.5
March 31, 2011	5.25
June 30, 2011	4.75
September 30, 2011	4.5
December 31, 2011	4.5
March 31, 2012	4.25

7.15.4  Minimum EBITDA.  Borrower will not permit its EBITDA as of the last day of each calendar quarter to be less than the amounts specified below for the respective calendar quarter:

Calendar Quarter ending:	Minimum EBITDA
June 30, 2010	$6,000,000
September 30, 2010	$6,300,000
December 31, 2010	$7,000,000
March 31, 2011	$7,200,000
June 30, 2011	$7,200,000
September 30, 2011	$7,500,000
December 31, 2011	$7,750,000
March 31, 2012	$7,750,000

pp.

Section 7.19.3 of the Credit Agreement is amended by adding “(or other agreement restricting disclosure of information)” immediately after “confidentiality agreement”.

qq.

The first sentence of Section 10.14 of the Credit Agreement is amended and restated as follows:

The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to Approved Counterparties to Acceptable Commodity Hedging Agreements on a pro rata basis in respect of any Hedging Agreement Obligations of Borrower or any of its Subsidiaries; provided that it is the intention of the parties that receipt of payment in respect of Hedging Agreement Obligations of Borrower and its Subsidiaries under any Acceptable Commodity Hedging Agreement from realization of any Collateral shall be subject to the terms of the Intercreditor Agreement and the Security Documents.

rr.

The first sentence of Section 10.15 of the Credit Agreement is amended and restated as follows:

Each Lender and each Approved Counterparty to an Acceptable Commodity Hedging Agreement acknowledges and agrees that the Administrative Agent has entered into the Intercreditor Agreement and the Security Documents on behalf of itself, any other Agents, if any, Lenders and such Approved Counterparties, and each of them (by their signature hereto or acceptance of the benefits of the Security Documents) hereby agrees to be bound by the terms of the Intercreditor Agreement and such Security Documents, acknowledges receipt of copies of the Intercreditor Agreement and such Security Documents and consents to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder.

ss.

The first two sentences in Section 11.1 of the Credit Agreement are amended and restated as follows:

Each of the Lenders irrevocably authorizes the Administrative Agent to act as administrative agent hereunder for such Lender.  The Administrative Agent or any other Agent agree to act as such upon the express conditions contained in this Article XI.

tt.

Section 11.11 of the Credit Agreement is amended to (i) delete the sixth sentence thereof in its entirety and (ii) delete the reference to “Article X” therein and replace such reference with “Article XI”.

uu.

Exhibit B to the Credit Agreement is amended and restated in the form of Exhibit B attached to this Amendment.

2.

No Additional Credit Extensions; Borrowing Base; Letters of Credit; Interest Rate.  Notwithstanding anything in the Credit Agreement to the contrary:

a.

The Borrowers shall not be entitled to request any further Credit Extensions and the Lenders shall not be obligated to make any additional Advances (including, without limitation, any Loans to satisfy Reimbursement Obligations in respect of Letters of Credit).  Any amounts repaid or prepaid may not be reborrowed.

b.

The Borrowers acknowledge that, as of the Effective Date and after giving effect to the payment required under Section 3(b) hereof, the total outstanding principal amount of the Loans is $[18,000,000 plus interest accrued after 5/15] (the “Effective Date Loan Amount”).  The Effective Date Loan Amount includes $10,159,128.00 in Loans disbursed in respect of Reimbursement Obligations for the Cash Secured Letters of Credit.

c.

Following the Effective Date, the Borrowing Base shall equal (i) for the period from the Effective Date to and including the date that the Administrative Agent receives the first Reserve Report following the Effective Date, the Effective Date Loan Amount, and (ii) at all times thereafter, the lesser of (1) 50% of the PV10 Value of Proved Developed Producing Reserves based on the most recent Reserve Report and (2) the Effective Date Loan Amount.  Each Reserve Report delivered following the Effective Date shall include all oil and gas reserves attributable to the Oil and Gas Properties owned by Borrower and its Subsidiaries regardless of whether or not Borrower wishes to include such properties in the Borrowing Base.

d.

The Borrowers shall not be entitled to request any Letters of Credit; however, (i) an Issuer (acting with the approval of the Administrative Agent) and the Borrower may replace one or more Cash Secured Letters of Credit with Letters of Credit issued under and subject to the terms and conditions of the Credit Agreement, and (ii) the current issuers of the Cash Secured Letters of Credit and the Borrower may renew Cash Secured Letters of Credit for a period not to exceed the Letter of Credit Commitment Termination Date.  To the extent that a Cash Secured Letter of Credit is cancelled or replaced with a Letter of Credit, the Loans shall be deemed repaid in an amount equal to the amount of cash collateral returned to the Administrative Agent and the Lenders by Macquarie Bank Limited in exchange for the cancellation or replacement of such Cash Secured Letter of Credit.

e.

The principal amount of all Loans (including, without limitation, Loans disbursed in respect of Cash Secured Letters of Credit) shall bear interest at a rate per annum equal to the lesser of (i) the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin or, if applicable, such higher rate as is specified in Section 3.4 of the Credit Agreement, or (ii) the Highest Lawful Rate.  For the avoidance of doubt, the Borrowers shall not be entitled to make any Eurodollar elections under Section 2.3 of the Credit Agreement.

f.

The address of the Administrative Agent and the Lenders for purposes of notice under the Loan Documents is as follows:

701 East Lake Street, Suite 300
Wayzata, Minnesota 55391
Attn: Ray Wallander

g.

Other than with respect to fees owing to an Issuer pursuant to Section 2.7.4 of the Credit Agreement and indemnification obligations owing to any Indemnified Party (which shall be paid directly to such Persons), all payments due under the Loan Documents shall be made to the Lenders pro rata by wire transfer pursuant to the instructions set forth below:

JPMorgan Chase Bank
New York, New York
ABA #021000021
Account Name:  Wayzata Opportunities Fund, LLC
Account Number:  304639710
Reference:  Saratoga Resources, Inc.

JPMorgan Chase Bank
New York, New York
ABA #021000021
Account Name:  Wayzata Opportunities Fund II, L.P.
Account Number:  304990833
Reference:  Saratoga Resources, Inc.

3.

Conditions Precedent.  The effectiveness of the amendments contained herein is subject to the satisfaction of each of the following conditions precedent (the date on which all such conditions are satisfied is referred to herein as the “Effective Date”):

a.

the Bankruptcy Court shall have entered a final order confirming the Plan of Reorganization, and all conditions to the effectiveness of the Plan of Reorganization shall have been waived or satisfied in accordance with the Plan of Reorganization and the “Effective Date” as defined thereunder shall have occurred;

b.

the Administrative Agent shall have received $5,500,000 from the Borrowers by wire transfer of immediately available funds to be applied to the outstanding Obligations;

c.

the Borrowers shall have executed and delivered to the Administrative Agent the Loan Documents (including any amendments to the Security Documents) and the other documents, instruments and any deliveries described in the closing checklist delivered to the Borrowers’ counsel on March 25, 2010, and such other documents, instruments and agreements as are deemed necessary by the Administrative Agent in its reasonable discretion;

d.

the Borrowers shall have delivered to the Administrative Agent opinions of counsel to the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, regarding existence, authority, due authorization and due execution;

e.

the Borrowers shall have caused Macquarie Bank Limited and/or Macquarie Americas Corp. to deliver to the Administrative Agent the original stock certificates (duly endorsed in blank) of Lobo Operating, Inc. and Lobo Resources, Inc.; and

f.

after giving effect to the amendments herein, all representations and warranties contained in Article VI of the Credit Agreement shall be true and correct as of the Effective Date as if made on such date (except for any representation or warranty made as of a specific date which shall be true and correct as of such date), and a Responsible Representative of the Borrowers shall have delivered an officer’s certificate to the Administrative Agent with respect thereto.

4.

Ratification of Loan Documents.  The Borrowers and the Lenders hereby ratify, adopt and confirm the Credit Agreement and each other Loan Document in each and every respect, and except as amended, restated, modified, or waived by this Amendment, all the terms and conditions of the Loan Documents shall remain in full force and effect.  The Borrowers represent and warrant that, as of the Effective Date, the Effective Date Loan Amount is owing pursuant to the Credit Agreement and is not subject to any counterclaim, reduction or setoff.  All Liens securing the Obligations under the Credit Agreement and the other Loan Documents are hereby ratified, affirmed and continued.

5.

Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

6.

Appointment of Successor Administrative Agent.  Pursuant to Section 11.11 of the Credit Agreement, each Lender hereby appoints Wayzata Investment Partners LLC, a Delaware limited liability company, as the successor Administrative Agent under the Loan Documents to Macquarie Bank Limited.  Wayzata Investment Partners LLC hereby accepts such appointment and shall be deemed a “Secured Party” and/or “Mortgagee” as applicable under each Security Document.

7.

Successors and Assigns.  The terms and provisions of this Amendment shall be binding upon and inure to the benefit of Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns.

8.

Governing Law.  This Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas (without regard to any principles of law that would require the application of the laws of another state).

9.

Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any signature page of a counterpart may be detached therefrom without impairing the legal effect of the signatures thereon and attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages signed by other parties.

10.

ENTIRE AGREEMENT.  THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment effective as of the date first above written.

BORROWERS:

SARATOGA RESOURCES, INC.,
a Texas corporation

By:	/s/
Name:
Title:

HARVEST OIL & GAS, LLC,
a Louisiana limited liability company

By:	/s/
Name:
Title:

THE HARVEST GROUP LLC,
a Louisiana limited liability company

By:	/s/
Name:
Title:

LOBO OPERATING, INC.,
a Texas corporation

By:	/s/
Name:
Title:

LOBO RESOURCES, INC.,
a Texas corporation

By:	/s/
Name:
Title:

SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment effective as of the date first above written.

Administrative Agent:

WAYZATA INVESTMENT PARTNERS LLC,
as Administrative Agent

By:	/s/
Name:
Title:

Lenders:

WAYZATA OPPORTUNITIES FUND, LLC,
as a Lender

By:	/s/
Name:
Title:

WAYZATA OPPORTUNITIES FUND II, L.P.,
as a Lender

By:	/s/
Name:
Title:

SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT B

[Form of]

COMPLIANCE CERTIFICATE

_____________, 20[__]

Wayzata Investment Partners LLC, as Administrative Agent
701 East Lake Street, Suite 300
Wayzata, Minnesota  55391
Attention :  Raphael Wallander
Telephone:  (952) 345-0727
Telecopy:  (952) 345-8901
E-mail: rwallander@wayzpartners.com

and

Attention: Mike Strain
Telephone: (713) 594-5916
Telecopy: (952) 345-8901
E-mail: mstrain@wayzpartners.com

Re:

Amended and Restated Credit Agreement, dated as of July 14, 2008, by and among Saratoga Resources, Inc. (the “Borrower”), the Designated Borrowers, Wayzata Investment Partners LLC, as successor Administrative Agent and the Lenders signatory thereto (the “Lenders”) and certain other Persons party thereto (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Representative of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

[1.

To the best of the knowledge of the undersigned, no Default exists as of the date hereof.]

[1.

To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof and the actions set forth below are being taken to remedy such circumstances:]

2.

The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on _________________, is evidenced by the following:

(a) Section 7.15.1: Quarterly EBITDA to Cash Interest Expense Ratio.

Required Not less than [ ] [level specified in Section 7.15.1 for calendar quarter] to 1.0	Actual _____ to 1.0

(b) Section 7.15.2: Current Ratio.

Required Not less than 1.0 to 1.0	Actual _____ to 1.0

(c) Section 7.15.3: Total Debt to Annualized EBITDA.

Required Not greater than [ ] [level specified in Section 7.15.3 for calendar quarter] to 1.0	Actual _____ to 1.0

(d) Section 7.15.4: Minimum EBITDA

Required Not less than [$_______________] [amount specified in Section 7.15.4 for calendar quarter]	Actual $_________

3.

The financial statements being delivered to the Administrative Agent concurrently herewith pursuant to the Credit Agreement present fairly in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis as of the date thereof and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis during the periods set forth therein, in accordance with GAAP[, subject to year-end adjustments and the omission of footnotes,] and the undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours, _____________________________________________ Name: Title: